Exhibit 99.1

Contacts:
	Jim Curley	Christopher Bunn
	Chief Financial Officer	Director, Investor Relations
	(510) 420-5000	(510) 420-5150

LeapFrog Earns $0.55 per share in Third Quarter, Net Income up 25%

Increases Sales and Earnings Guidance for Fourth Quarter and Reaffirms Full Year Guidance

Emeryville, Calif. – October 21, 2003 – LeapFrog Enterprises, Inc. (NYSE:LF), a leading developer of innovative technology-based educational products, today reported financial results for the third quarter ended September 30, 2003. The company also increased its sales and earnings guidance for the fourth quarter and reaffirmed its guidance for the full year 2003.

Net Income Up 25% For 3rd Quarter and Up 102% YTD

The company recorded increased net income for the third quarter of 2003 of $33.4 million, or $0.55 per share, up 25% from net income of $26.7 million, or $0.50 per share over the same period in 2002. In the first nine months of 2003, net income was $28.5 million, or $0.47 per share, up 102% from net income of $14.1 million, or $0.30 per share, in the first nine months of 2002.

Net Sales Up 12% For 3rd Quarter and Up 23% YTD

Net sales for the third quarter of 2003 were $203.9 million, up 12% over the same period in 2002. For the first nine months of 2003, net sales were $348.7 million, up 23% over the same period in 2002.

Segment Results

Net sales from the U.S. Consumer segment were $167.1 million in the third quarter, up 4% over the same period in 2002. Net sales from the International segment were $29.5 million in the third quarter, up 86% over the same period in 2002. Net sales from the Education and Training segment (which consists predominantly of the company’s SchoolHouse division) were $7.3 million in the third quarter, up 36% over the same period in 2002.

In the first nine months of 2003, net sales from the U.S. Consumer segment were $272.6 million, up 14% over the same period in 2002. Net sales from the International segment were $49.8 million in the first nine months of 2003, up 68% over the same period in 2002. Net sales from the Education and Training segment were $26.3 million in the first nine months of 2003, up 86% over the same period in 2002.

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“While we were satisfied with the sales growth in our International and Education and Training divisions, late building demand from our key retailers resulted in lower net sales growth for the third quarter in our U.S. Consumer business. This resulted in a shift of deliveries from the third quarter to the benefit of the fourth quarter,” said Mike Wood, President and Chief Executive Officer. “Our underlying sell-through at the retail level remained very strong throughout the third quarter. The strength of our U.S. retail sell-through across all of our product lines, coupled with the anticipated fourth quarter launch of our Leapster platform product, has led us to revise our fourth quarter guidance upward and to reiterate our full year guidance.”

“This demand for engaging learning products remains high among children, teachers and parents, and leads us to believe we will have a strong holiday season,” Wood concluded.

Guidance for the Fourth Quarter and 2003

The company is increasing its guidance for the final quarter and reaffirming its guidance for full year 2003 as follows:

Fourth Quarter 2003

•	Net sales $316 million to $334 million

•	Net income $42 million to $47 million

•	Diluted net income per share $0.69 to $0.76

Full Year 2003

•	Net sales $665 million to $683 million

•	Gross profit margin 51% to 52% of net sales

•	Net income $70 million to $75 million

•	Fully diluted share count of 61 million shares

•	Diluted net income per share $1.17 to $1.25

Conference Call

A conference call will be held tomorrow, Wednesday, October 22 at 9:00 a.m. Eastern time (6:00 a.m. Pacific time) to discuss these announcements and to provide further discussion of results for the quarter and outlook for the remainder of 2003. A live web cast of the conference call will be offered on LeapFrog’s investor relations website at www.leapfroginvestor.com and on www.ccbn.com. A replay of the web cast will be available on these websites through February 29, 2004. To participate in the call, please dial (706) 634-0183.

About LeapFrog

LeapFrog Enterprises, Inc. (NYSE: LF) is a leading designer, developer and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed nine learning platforms that come to life with more than 90 interactive software titles, covering important subjects such as phonics, reading, math, music, geography, social studies, spelling, vocabulary and science. In addition, the

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company has created more than 35 stand-alone educational products for ages from six months to 16 years. LeapFrog’s award-winning U.S. consumer products are available at major retailers in more than 25 countries around the world. The LeapFrog SchoolHouse curriculum programs are currently in over 15,000 classrooms in the U.S. with over 200 interactive books and over 290 skill cards representing more than 5,500 pages of educational content. LeapFrog’s SchoolHouse products have won numerous awards from the education industry, including the Golden Lamp Award and Distinguished Achievement Award from the Association of Educational Publishers, the Award of Excellence from Technology & Learning magazine and the Teacher’s Choice Award from Learning magazine.

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LEAPFROG, The LeapFrog Logo, LEAPPAD, LEAPSTER, LEAPTRACK and QUANTUM PAD are trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement Under The Private Securities Litigation Reform Act Of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, including the company’s sales, earnings and performance expectations for the quarter ending December 31, 2003, planned new product introductions such as the Leapster platform, and expected market acceptance of the company’s consumer and SchoolHouse learning products, including expected U.S. retail sales. These forward-looking statements involve risks and uncertainties, including the company’s ability to invent, develop, introduce, market and deliver products, the acceptance of the company’s products in U.S. schools and international markets. These and other risks and uncertainties detailed from time to time in the company’s SEC filings, including its 2002 annual report on Form 10-K filed on March 28, 2003 and its quarterly report on From 10-Q filed on August 12, 2003, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

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LEAPFROG ENTERPRISES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30,		December 31, 2002
	2003	2002
	(Unaudited)		(1)
ASSETS
Current assets:
Cash and cash equivalents	$84,728	$57,848	$73,327
Short term investments	13,115	—	—
Accounts receivable, net	155,447	130,137	169,670
Inventories, net	119,508	92,337	84,460
Prepaid expenses and other current assets	9,847	8,976	4,065
Notes receivable due from related parties	—	595	595
Deferred income taxes	26,121	10,201	16,783

Total current assets	408,766	300,094	348,900
Property and equipment, net	22,028	20,449	20,239
Other long term assets	185	631	484
Deferred income taxes	9,332	5,889	4,867
Intangible assets, net	25,359	23,353	23,192

Total assets	$465,670	$350,416	$397,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,230	$68,031	$58,844
Accrued liabilities	32,700	26,106	40,533
Deferred revenue	1,027	3,853	3,006
Income taxes payable	2,440	13,730	21,832

Total current liabilities	100,397	111,720	124,215
Long term debt	—	—	—
Deferred rent and other long term liabilities	575	478	550
Deferred income taxes	3,595	4,390	4,119
Commitments and contingencies
Redeemable convertible series A preferred stock	—	24,139	—
Total stockholders’ equity	361,103	209,689	268,798

Total liabilities and stockholders’ equity	$465,670	$350,416	$397,682

(1)	Derived from audited financial statements.

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LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended Sep 30,		Nine Months Ended Sep 30,
	2003	2002	2003	2002
Net sales	$203,888	$182,127	$348,651	$283,325
Cost of sales	99,066	87,071	167,367	140,050

Gross profit	104,822	95,056	181,284	143,275
Operating expenses:
Selling, general and administrative	22,750	22,865	66,175	53,958
Research and development	14,003	14,137	41,679	39,810
Advertising	13,545	11,925	26,230	20,953
Depreciation and amortization	1,943	1,751	6,103	4,804

Total operating expenses	52,241	50,678	140,187	119,525

Income from operations	52,581	44,378	41,097	23,750
Interest expense	(3)	(127)	(8)	(822)
Interest income	250	259	958	459
Other income (expense)	412	(38)	3,034	85

Income before provision for income taxes	53,240	44,472	45,081	23,472
Provision for income taxes	19,836	17,789	16,572	9,389

Net Income	$33,404	$26,683	$28,509	$14,083

Net income per common share—basic	$0.58	$0.65	$0.50	$0.39

Net income per common share—diluted	$0.55	$0.50	$0.47	$0.30

Shares used in calculating net income per share—basic	58,045,325	41,274,608	56,691,770	36,275,667

Shares used in calculating net income per share—diluted	61,086,489	53,384,455	60,168,609	47,221,080

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LEAPFROG ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2003	2002
Net income	$28,509	$14,083
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	12,208	8,245
Other noncash items	32,411	10,744
Other changes in operating assets and liabilities:
Accounts receivable	3,556	(24,619)
Inventory	(35,048)	(46,234)
Prepaid and other current assets	(5,782)	(6,918)
Notes receivable due from related parties	595	94
Other assets	99	(283)
Accounts payable	5,386	33,620
Accrued liabilities	(7,833)	12,317
Income taxes payable	(19,392)	4,096

Net cash provided by operating activities	14,709	5,145

Investing activities:
Purchases of property and equipment	(13,183)	(11,368)
Purchase of intangible assets	(3,000)	(250)
Purchases of short term investments	(19,738)	—
Sale of short term investments	6,510	—
Investment in related party	181	—

Net cash used for investing activities	(29,230)	(11,618)

Financing activities:
Borrowings under credit agreement	—	182,000
Repayments under credit agreement	—	(243,163)
Proceeds from the payment of notes receivable from stockholders	2,624	505
Proceeds from the exercise of stock options and employee stock purchase plan	23,199	1,501
Proceeds from the issuance of common stock	—	115,116

Net cash provided by financing activities	25,823	55,959

Effect of exchange rate changes on cash	99	93

Increase in cash and cash equivalents	11,401	49,579
Cash and cash equivalents at beginning of year	73,327	8,269

Cash and cash equivalents at end of period	$84,728	$57,848

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